Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated October 28, 2021, on the financial statements of GRASS QOZF, Inc. as of June 30, 2021 and 2020 and for the years then ended included herein on the Regulation A Offering Circular of GRASS QOZF, Inc. and to the reference to our firm under the heading “Experts”.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

March 3, 2022